Exhibit 4.2

ELLORA ENERGY INC.

CERTIFICATE OF DESIGNATION
FOR
SERIES A 6% CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

        ELLORA ENERGY INC., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that pursuant to the authority contained in Section 4.3 of its Restated Certificate of Incorporation (the "Certificate of Incorporation"), and in accordance with the provision of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors adopted the following resolution creating one series of its preferred stock designated as "Series A 6% Convertible Preferred Stock":

        RESOLVED, that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors hereby creates and hereby authorizes the issuance of 2,000,000 shares of Series A 6% Convertible Preferred Stock, par value $0.001 per share, of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation, as follows:

  Convertible Preferred.

        Section 1.    Designation, Number of Shares and Stated Value of Series A 6% Convertible Preferred.    The shares of such series shall be designated as Series A 6% Convertible Preferred Stock (the "Convertible Preferred"). The number of shares of Convertible Preferred may be increased or decreased, but not to a number less than the number of shares of Convertible Preferred then issued and outstanding, by resolution adopted by the full Board of Directors. The "Stated Value" per share of the Convertible Preferred shall be equal to Forty Dollars ($40.00).

        Section 2.    Definitions.    In addition to the definitions set forth elsewhere in this Certificate of Designation of Convertible Preferred (this "Certificate of Designation"), the following terms shall have the meanings indicated:

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

        "Common Stock" shall mean the common stock, par value $0.001 per share, of the Corporation.

        "Convertible Conversion Price" shall mean the price per share of Common Stock into which the Convertible Preferred is convertible based upon the quotient of the Stated Value divided by the Convertible Conversion Price, as such price may be adjusted pursuant to the provisions hereof. The initial Convertible Conversion Price is Nine Dollars ($9.00), resulting in each share of Convertible Preferred being initially convertible into 4.44444 shares of Common Stock. If the Corporation completes (i) a sale of the Common Stock or a merger of the Corporation that results in the holders of the Common Stock immediately prior to such sale or merger owning less than 50% of the Common Stock subsequent to the transaction, (ii) the sale of substantially all of the Corporation's assets or (iii) the completion of a Qualified IPO, and the price of the Common Stock is sold, exchanged, or otherwise transferred or valued for less than $9.00 per share, then the Convertible Conversion Price shall be adjusted downward to equal such lower price. "Convertible Original Issue Date" shall mean the date on which shares of the Convertible Preferred are first issued.

        "Convertible Preferred Antidilution Period" shall mean the period of time beginning on the Convertible Original Issue Date and ending on the closing of a Qualified IPO.

        "Junior Securities" means the Common Stock and any other series of stock issued by the Corporation ranking junior as to the Convertible Preferred upon liquidation, dissolution or winding up of the Corporation.

        "Parity Securities" means any class or series of stock issued by the Corporation ranking on parity with the Convertible Preferred upon liquidation, dissolution and winding up of the Corporation.

        "Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization, other than the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or any subsidiary of the Corporation, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.

        "Qualified IPO" means a registered underwritten public offering of the Common Stock of the Corporation resulting in a minimum aggregate amount of at least $20,000,000.

        "Senior Securities" means any class or series of stock issued by the Corporation ranking senior to the Convertible Preferred upon liquidation, dissolution and winding up of the Corporation.

        Section 3.    Liquidation Preference.    In the event of any liquidation, dissolution or winding up of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any Junior Securities, the holders of the shares of Convertible Preferred, together and pari passu with any Parity Securities, shall be entitled to receive an amount equal to the Stated Value multiplied by the number of shares of Convertible Preferred held by them, plus all cumulative dividends that are accrued and unpaid thereon. To the extent the available assets are insufficient to fully satisfy such amounts, then the holders of the Convertible Preferred shall share ratably in such distribution in the proportion that the number of each holder's Convertible Preferred shares bears to the total number of shares of Convertible Preferred then outstanding. After the payment of the full amount of such liquidating distributions to the holders of Convertible Preferred described above, the holders of shares of Convertible Preferred will be entitled to share ratably, on an as-converted basis, with the holders of Common Stock in the distribution of any remaining assets of the Corporation. No further payment on account of any such liquidation, dissolution or winding up of the Corporation shall be paid to the holders of the shares of Convertible Preferred or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Convertible Preferred and the holders of any Parity Securities proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Convertible Preferred and the holders of all such outstanding Parity Securities are respectively entitled with respect to such distribution.

        Section 4.    Reacquired Shares.    Any shares of Convertible Preferred repurchased, redeemed, converted or otherwise acquired by the Corporation shall be retired and canceled promptly after the acquisition or receipt thereof by the Corporation. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, without designation as to series.

        Section 5.    Voting Rights.

        (A)    General Voting Rights.    Except as may otherwise provided in Section 5(b) hereof or by law, the Convertible Preferred shall be entitled to notice of all stockholders' meetings in accordance with the Corporation's bylaws, and the holders of the Convertible Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock, voting together as a single class with each share of Common Stock. Each share of Convertible Preferred shall be entitled to one vote for each share of Common Stock into which the Convertible

Preferred is convertible as of the record date for such vote or, if no record date is specified, the date of such vote.

        (B)    Restrictions and Limitations.    For so long as any shares of Convertible Preferred remain outstanding, the Corporation shall not, without the approval of the holders of at least a majority of the then outstanding shares of Convertible Preferred:

          (i)    redeem, purchase or otherwise acquire for value (or pay into or set aside a sinking fund for such purpose) any shares of Junior Stock (as defined below), including without limitation, shares of Common Stock;

          (ii)    amend, repeal or change any provision of, or add any provision to, this Certificate of Designation;

          (iii)    amend, repeal or change any provision of the Corporation's Restated Certificate of Incorporation or bylaws if such action would materially adversely impact the Convertible Preferred or the designation, powers, preferences and rights and the qualifications, limitations and/or restrictions thereof provided for herein; or

          (iv)    authorize, designate, issue, and sell shares of preferred stock with powers, rights, and preferences prior or senior to or on a parity with any powers, rights, and preferences of the Convertible Preferred.

        Section 6.    Conversion.    Holders of shares of Convertible Preferred shall have the right to convert all or a portion of such shares into Common Stock, as follows:

        (A)  At any time after the Convertible Original Issue Date and ending (with respect to shares actually redeemed) on the fifth day prior to a Redemption Date (as defined in Section 7(B)), if any, each such share of Convertible Preferred shall be convertible at the option of the holder thereof into fully paid, non-assessable shares of Common Stock. Moreover, all outstanding shares of Convertible Preferred shall be automatically converted into shares of Common Stock upon (i) a sale of the Common Stock or a merger of the Corporation that results in the holders of the Common Stock immediately prior to such sale or merger owning less than 50% of the Common Stock subsequent to the transaction, (ii) the sale of substantially all of the Corporation's assets or (iii) the completion of a Qualified IPO by the Corporation. The number of shares of Common Stock deliverable upon conversion of each share of Convertible Preferred shall be determined by dividing the Stated Value of such share of Convertible Preferred by the Convertible Conversion Price then in effect. Upon the conversion of the Convertible Preferred, the rights to unpaid dividends hereunder shall terminate, and the holder of Convertible Preferred shall not have any right to receive dividends in respect of the Convertible Preferred unless the Board of Directors of the Corporation shall have declared dividends payable before the date of conversion.

        (B)  The Convertible Conversion Price and the number of shares of Common Stock that the holders of Convertible Preferred may purchase hereunder shall be subject to adjustment as follows:

            (i)    Issuance of Additional Common Stock.    If the Corporation at any time after the Convertible Original Issue Date issues or sells shares of its Common Stock, or any securities convertible into or exchangeable for Common Stock ("Convertible Securities"), or in any manner grants any warrants, options or other rights (collectively, "Options") to purchase shares of Common Stock or Convertible Securities, pursuant to which the subscriber, or the holder of such Option or Convertible Security, is entitled to purchase any share of Common Stock at less than the Convertible Conversion Price, then the Convertible Conversion Price in effect immediately prior to such action by the Corporation shall be adjusted by being multiplied by the fraction obtained:

    by dividing

    (X), which is the numerator obtained by adding (A) the total number of issued and outstanding shares of Common Stock immediately prior to the effectiveness of such action by the Corporation, plus (B) the number of shares of Common Stock that could have been acquired, at the Convertible Conversion Price, with the consideration, if any, received or deemed received by the Corporation in exchange for such action, by

    (Y), which is the denominator that equals the sum of the actual total number of issued and outstanding shares of Common Stock immediately after the effectiveness of any such transaction.

          Notwithstanding anything to the contrary, this paragraph (i) shall not be applicable to, and shall not include, (1) any shares of Common Stock or any Options or Convertible Securities issued or issuable to officers, directors, employees and consultants or other service providers of the Corporation pursuant to a stock grant, stock option plan or purchase plan or other employee stock incentive program or agreement or consulting agreement which is or was previously in existence as of the date of filing of this Certificate of Designation with the Secretary of State of Delaware or which has been approved by the Corporation's stockholders, or (2) any shares of Common Stock issuable upon conversion of the Convertible Preferred.

            (ii)    Subdivision or Combination of Common Stock.    If the Corporation at any time after the Convertible Original Issue Date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Convertible Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock into which each share of Convertible Preferred is then convertible shall be proportionately increased, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Convertible Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock into which each share of Convertible Preferred is then convertible shall be proportionately decreased.

            (iii)    Reorganization, Reclassification, Consolidation, Merger or Sale.    Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions (in form and substance satisfactory to holders of two-thirds of the then outstanding shares of Convertible Preferred) to ensure that the Convertible Preferred holders will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock that immediately prior thereto are acquirable and receivable upon the conversion of the Convertible Preferred, such shares of stock, securities or assets as such holders would have received in connection with such Organic Change if such holders had fully converted all Convertible Preferred immediately prior to such Organic Change. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor (if other than the Corporation) resulting from consolidation or merger or the party purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of two-thirds of the then outstanding shares of Convertible Preferred), the obligation to deliver to the Convertible Preferred holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to acquire.

            (iv)    Treasury Shares.    The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any of its subsidiaries, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

            (v)    Record Date.    If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

        (C)    In the event that the Corporation proposes to take any action specified in this Section which requires any adjustment of the Convertible Conversion Price, then and in each such case, at least ten days prior to any such event, the Corporation shall provide to the Convertible Preferred holders written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution, or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, or transaction. Such notice shall also specify, as applicable, the date on which the holders of capital stock shall be entitled thereto or the date on which the holders of capital stock shall be entitled to exchange their stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, or transaction, as the case may be. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act of 1933, as amended, or to a favorable vote of security holders, if either is required. Furthermore, any notice shall state the Convertible Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares obtainable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

        (D)    The conversion of any share of Convertible Preferred may be effected by the holder thereof by the surrender of the certificate or certificates therefor, duly endorsed, at the principal offices of the Corporation or to such agent or agents of the Corporation as may be designated by the Board of Directors and by giving written notice to the Corporation that such holder elects to convert the same.

        (E)    As promptly as practicable after the surrender of shares of Convertible Preferred for conversion, the Corporation shall issue and deliver or cause to be issued and delivered to the holder of such shares certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Convertible Preferred have been converted in accordance with the provisions of this Section. Subject to the following provisions of this Section, such conversion shall be deemed to have been made as of the close of business on the date on which the shares of Convertible Preferred shall have been surrendered for conversion in the manner herein provided, so that the rights of the holder of the shares of Convertible Preferred so surrendered shall cease at such time, and the person or persons entitled to receive the shares of Common Stock upon conversion thereof shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation are closed shall be deemed to have been made, and shall be effective to terminate the rights of the holder or holders of the shares of Convertible Preferred so surrendered for conversion and to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes, at the opening of business on the next succeeding day on which such transfer books are open.

        (F)    The Corporation shall not be required to issue fractional shares of stock upon the conversion of the Convertible Preferred. As to any final fraction of a share which the holder of one or more shares of Convertible Preferred would otherwise be entitled to receive upon conversion, the Corporation shall, in lieu of issuing any fractional share, the fraction will be rounded up or down to the nearest whole number of shares.

        Section 7.    Redemption.

        (A)    The Corporation may at any time it may lawfully do so after February 1, 2012, at the sole option of the Corporation, redeem in whole or in part the Convertible Preferred by paying in cash therefor a sum equal to the Convertible Redemption Price (defined in Section 7(E) below). Any redemption effected pursuant to this provision shall be made ratably among the holders of the Convertible Preferred in the proportion that the number of each holder's Convertible Preferred shares bears to the total number of shares of Convertible Preferred then outstanding.

        (B)    As a condition to any such redemption pursuant to this Section 7, the Corporation shall provide written notice (each a "Redemption Notice") to each holder of Convertible Preferred at least 10 days and no more than 30 days prior to the date of redemption (the "Redemption Date") that the Corporation has exercised its rights pursuant to this Section 7 to redeem shares of Convertible Preferred. Each Redemption Notice shall (i) be mailed to each holder of Convertible Preferred at the address last shown on the records of the Corporation, (ii) notify such holders of the redemption to be effected, (iii) specify the number of shares of Convertible Preferred to be redeemed from such holder, the Redemption Date, the Convertible Redemption Price, and the place at which payment may be obtained upon such redemption, and (iv) call upon each holder to surrender to the Corporation, in the manner and at the place designated in such notice, the certificate or certificates representing the shares to be redeemed. Each holder shall surrender to the Corporation, in the manner set forth in the Redemption Notice, the certificate or certificates representing shares of Convertible Preferred redeemed in accordance with this Section 7, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. Each such surrendered certificate shall be cancelled. In the event that less than all shares represented by a certificate shall be redeemed, a new certificate shall be issued representing the unredeemed shares.

        (C)    From and after a Redemption Date, unless there shall have been a default in the payment of the applicable Convertible Redemption Price, the rights of all holders of Convertible Preferred designated for redemption in the corresponding Redemption Notice as holders of Convertible Preferred (except the right to receive the Convertible Redemption Price without interest thereon upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares may not be thereafter transferred upon the books of the Corporation or be deemed outstanding for any purpose whatsoever.

        (D)    If the funds of the Corporation legally available for the redemption of shares of Convertible Preferred on any Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of the outstanding Convertible Preferred. The Convertible Preferred not redeemed as a result of insufficient legally available funds shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for redemption of the shares of Convertible Preferred, such funds will be immediately used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date, but which has not been redeemed.

        (E)    As used herein, the term "Convertible Redemption Price" shall mean 101% of the Stated Value per share of Convertible Preferred plus all cumulative dividends that are accrued and unpaid thereon as of the Redemption Date (or, if the Corporation is unable to redeem such shares because it has insufficient legally available funds, such later date on which the Convertible Redemption Price is actually paid).

        Section 8.    Dividend Provisions.

        (A)    Cumulative Dividends.    The holders of record of the Convertible Preferred shall be entitled to receive cumulative dividends at a rate of six percent (6%) per annum, compounded semi-annually, on the Stated Value (subject to adjustment for stock splits, stock dividends, reorganization, reclassification or similar events (the "Adjusted Face Value")). At the discretion of the Corporation, any and all dividends are payable in additional shares of Convertible Preferred, each share being valued at $40.00 for such purposes (the "PIK Shares") in lieu of cash. The Corporation shall, at all times as PIK Shares are authorized for payment hereby, have in reserve an amount of Convertible Preferred as shall be necessary to pay all dividends in full in the form of PIK Shares. When issued, holders of such PIK Shares shall be entitled to the same rights, preferences, voting powers, qualifications and privileges, including the right to receive cumulative dividends, as the shares of Convertible Preferred originally issued.

        (B)    Payment.    Dividends on shares of Convertible Preferred shall be payable semi-annually in arrears, when and as declared by the Board, on December 1 and June 1 of each year or the next business day if such date falls on a Saturday, Sunday, or legal holiday (each such date being herein referred to as a "Dividend Payment Date") to holders of record as they appear on the records of the Corporation on any record date not exceeding sixty (60) days preceding such Dividend Payment Date; provided, however, that if the initial Dividend Payment Date following the issuance of shares of Convertible Preferred represents less than a full quarterly period, the dividends for such period shall be due and payable on the next succeeding Dividend Payment Date. Dividends in arrears may be declared by the Board and paid at any time out of funds legally available therefor, without reference to any regular Dividend Payment Date, to holders of record on any record date, not exceeding sixty (60) days preceding the payment date thereof, as may be fixed by the Board.

        (C)    Default in Payment.    Dividends on the Convertible Preferred, including PIK Shares, if issued, shall commence to accrue and shall be cumulative from and after the date of initial issuance thereof, whether or not declared by the Board. To the extent that dividends remain unpaid after the applicable Dividend Payment Date, additional dividends shall accrue thereon at a rate of six percent (6%) per annum until paid and shall be a continuing obligation of the Corporation. Dividends paid on the shares of Convertible Preferred, including PIK Shares, in an amount less than the total amount of dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

        (D)    Dividends on Common or Junior Stock.    The Convertible Preferred shall rank senior to all Junior Stock (as defined below) of the Corporation with respect to the payment of dividends. No dividend or distribution (other than a dividend or distribution paid in Common Stock or in any other Junior Stock (as defined below)) shall be declared or paid or set aside for payment on the Common Stock or on any other Junior Stock, nor shall any Common Stock or any other Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for shares of Common Stock or other Junior Stock) unless, in each case, full cumulative dividends on all outstanding shares of the Convertible Preferred shall have been declared and paid through and including the most recent Dividend Payment Date.

        Section 9.    Senior Securities.    The Corporation shall not create or issue any Senior Securities without the consent of the holders of a majority of the then outstanding shares of Convertible Preferred, such consent to be obtained in advance of the issuance of any such Senior Securities after the Corporation has furnished such holders with the relevant terms and conditions of the Senior Securities in reasonable detail.

        Section 10.    Record Holders.    The Corporation may deem and treat the record holder of any shares of Convertible Preferred as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

        Section 11.    Notice.    Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Corporation, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notices sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: If to the Corporation, to its principal executive offices or to any agent of the Corporation designated as permitted hereby; or if to a holder of the Convertible Preferred, to such holder at the address of such holder of the Convertible Preferred as listed in the stock record books of the Corporation, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

        Section 12.    Successors and Transferees.    The provisions applicable to shares of Convertible Preferred shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of shares of Convertible Preferred.

        IN WITNESS WHEREOF, said Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 27th day of February, 2009.

ELLORA ENERGY INC.
By:	/s/ STEVEN R. ENGER Steven R. Enger, Executive Vice President and Chief Financial Officer